Exhibit 23(a) INDEPENDENT AUDITORS' CONSENT

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Glenbrook Life and Annuity Company on Form S-3 of our report dated February 25, 2000, relating to the financial statements and the related financial statement schedule of Glenbrook Life and Annuity Company and our report dated March 27, 2000, relating to the financial statements of Glenbrook Life Multi-Manager Separate Account, appearing in the Statement of Additional Information (which is incorporated by reference in Registration Statement No. 333-00999 on Form N-4 of Glenbrook Life Multi-Manager Separate Account of Glenbrook Life and Annuity Company), which is incorporated by reference in this Registration Statement, and to the references to us under the heading "Experts" in this Registration Statement.

Chicago, Illinois
December 27, 2000